Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Sovereign Bancorp, Inc. that is made part of the Registration Statement (Form F-4) and related Prospectus of Banco Santander, S.A. for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated February 29, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sovereign Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 12, 2008